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EXHIBIT 21 - - Subsidiaries of the Registrant



          As of September 22, 1998, SBS Technologies, Inc. has the following subsidiaries:

          Name                                    State of Incorporation
          -----                                   ----------------------
          SBS Berg Telemetry Systems, Inc.        California, USA

          SBS GreenSpring Modular I/O, Inc.       California, USA

          SBS Embedded Computers, Inc.            New Mexico, USA

          SBS Bit 3 Operations, Inc.              Minnesota, USA

          SBS OR Industrial Computers GmbH        Germany

          ORTEC Electronic Assembly GmbH          Germany

          V-I Computer                            California, USA